UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 16, 2006

BLOODHOUND SEARCH TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-29553 (Commission File Number)	88-0492640 (IRS Employer Identification No.)

c/o David Lubin & Associates, PLLC
26 East Hawthorne Avenue
Valley Stream, NY 11580
(Address of Principal Executive Offices, Zip Code)

(516) 887-8200
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On November 16, 2006, Bloodhound Search Technologies, Inc. (the “Company”) entered into a Marketing Consultancy Agreement with Gaming Solutions International, LLC (“GSI”). Pursuant to such agreement, GSI was engaged as a as a consultant for the purpose of providing certain sales, marketing and public relation services to the Company. During the term of the agreement, GSI will diligently promote the Company and its products and services and the brand and goodwill of the Company. Such services will including the following: GSI will provide information about the Company and its products, including a module of the Company’s SIMS product, on GSI’s web site “LottoFactor.com”; GSI will arrange a “virtual” road show with its current content partners and with other third parties identified by GSI and the Company; GSI will provide a detailed list of names of potential customers for the Company; GSI may be asked to attend meetings arranged by the Company; and GSI shall issue press releases regarding its endorsement of the Company and its products.

As compensation for GSI’s services, the Company agreed to provide to GSI the following:

(a) The Company shall pay to GSI the following amounts: $6,000 per month, from December 2006 until May 2007; and $8,000 per month from June 2007 until November 2007. Such sums shall be paid by the Company as follows: (i) $9,000 shall be paid on each of December 1, 2006 and March 1, 2007; (ii) $12,000 shall be paid on each of June 1, 2007 and September 1, 2007; and (iii) $42,000 shall be paid on November 30, 2007.

(b) The Company granted to GSI the following stock purchase options: (i) options to purchase 100,000 shares of common stock of the Company, exercisable at $0.40 per share, which shall vest and be exercisable immediately and shall expire on November 30, 2008, and (ii) options to purchase 500,000 shares of common stock of the Company, exercisable at $1.25 per share, which shall vest and be exercisable on November 28, 2007 (if the agreement has not been terminated by the Company for cause prior to such time) and shall expire on November 28, 2009. The foregoing options awarded to GSI are assignable to the shareholders of GSI.

(c) The Company shall pay to GSI fifty percent of the net revenues generated by the Company from any pay per click from LottoFactor.com or any other web site directly owned by GSI.

The term of the agreement will commence on December 1, 2006, and it shall continue until December 1, 2007, unless the agreement is terminated earlier in accordance with the terms thereof. The Company may terminate the agreement for cause after June 1, 2007, provided that in the preceding twelve-month period GSI has not added value to the Company. Value is defined as GSI attempting to lead the Company to contract arrangements that increase its distribution of its products, increasing brand awareness, strategic introductions to potential partners, and/or notable press releases during the twelve-month period.

GSI agreed to hold the Company’s confidential information in strict confidence during the term of the agreement and for three years thereafter. GSI also agreed not to solicit the Company’s employees or customers during the term of the agreement and for three years thereafter. In addition, GSI agreed that it will not serve as in a consultancy capacity for other search engine related companies during the term of the agreement and for one year thereafter.

For all the terms of the Marketing Consultancy Agreement, reference is hereby made to such agreement annexed hereto as Exhibit 10.3. All statements made herein concerning such agreement are qualified by references to said exhibit.

Section 9-Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of business acquired.	Not Applicable

(b) Pro forma financial information.	Not Applicable

(c) Exhibits:

Exhibit 10.3	Marketing Consultancy Agreement, dated November 16, 2006, between
Gaming Solutions International LLC and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOODHOUND SEARCH TECHNOLOGIES, INC.

By:	/s/ Brian Wade Bickford
Name: Brian Wade Bickford
Title: Chief Executive Officer

Date: November 17, 2006